EXHIBIT 4.1
                                                                     -----------

THIS NOTE, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, HAVE BEEN ISSUED PURSUANT TO REGULATION S, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (A) THE PROVISIONS OF REGULATION S, (B) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) SUCH OTHER EXEMPTIONS FROM SUCH REGISTRATION. HEDGING TRANSACTIONS WITH RESPECT TO SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES, THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATIONS IS LEGALLY REQUIRED FOR SUCH TRANSFER.

                             SEMOTUS SOLUTIONS, INC.
                           CONVERTIBLE PROMISSORY NOTE

$200,000                                                          April 23, 2008

         FOR VALUE RECEIVED, Semotus Solutions, Inc., a Nevada corporation (the "Company"), promises to pay to the order of FLINT TELECOM LIMITED, a company limited by shares organized under the Irish Companies Act 1963 to 2003 (the "Payee"), at the office of the Payee as listed in Section 10 below, or at such other place as Payee may designate in writing, the principal sum of Two Hundred Thousand US Dollars (US$200,000) (the "Principal Amount") on the terms set forth below. Interest on the unpaid principal balance shall accrue at a rate of eight percent (8%) per annum, from the date hereof with respect to the Principal Amount. All payments of interest and principal hereunder shall be made in U.S. currency.

         This Note is made in connection with that certain Investment Agreement dated April 23, 2008 between Company and Payee (the "Investment Agreement").

         1. DEFINITIONS.

         Capitalized terms not defined herein shall have the same meaning as set forth in the Investment Agreement. The following terms shall have the meanings herein specified:

         "Common Stock" means authorized Common Stock, $.01 par value, of the Company.

         "Conversion Notice" shall have the meaning set forth in Section 2(b).

         "Conversion Price" shall mean the per share price(s) at which some or all of the Principal Amount plus all accrued interest thereon is converted or convertible pursuant to Section 2, and in all cases as adjusted pursuant to
Section 2(e).

         "Conversion Shares" means the shares of Common Stock, issuable upon conversion of this Note.

         "Event of Default" means an event specified in Section 4 hereof.

         "Holder" means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

         "Principal Amount" shall have the meaning set forth in the initial paragraph.

         "Person" means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

         Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

         2. CONVERSION OF THE NOTE.

         (a) ELECTION TO CONVERT. Holder may, at its option, exercised by written notice (the "Conversion Notice") to the Company at any time prior to payment in full hereof, elect to convert all or any part of the entire outstanding Principal Amount of this Note plus a pro rata share of the accrued interest on the then outstanding balance into the Conversion Shares at a conversion price equal to $0.275 per share, for an aggregate of Seven Hundred Twenty Seven Thousand, Two Hundred Seventy Two (727,272) shares (subject to adjustment for any accrued interest, and subject to adjustment for anti-dilution as set forth below).

         (b) DELIVERY OF CONVERSION SHARES. Upon such conversion, the Conversion Shares shall be delivered as follows:

                  (i) As promptly as practicable after conversion (but in any event no later than five days following the delivery of such Conversion Notice), the Company shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, a certificate or certificates representing the number of Conversion Shares into which this Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, rounded to the nearest whole share. Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

                  (ii) In the event that less than the entire outstanding Principal Amount of this Note is converted hereunder pursuant to subsection (a) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and the Company. If less than the entire Principal Amount of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

         (c) RESERVATION OF SHARES. The Company agrees that, during the period within which this Note may be converted, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, Common Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. The Company agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price. If at any time the total number of shares of Common Stock issuable pursuant hereto, together with the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of (i) all then-outstanding securities (whether debt or equity) of the Company convertible or exchangeable for Common Stock and (ii) all then-outstanding warrants and options to purchase Common Stock, would exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation but unissued, the Company shall promptly amend its articles of incorporation to increase the number of authorized shares of Common Stock such that there shall be a sufficient number of authorized and unissued shares of Common Stock available at all times to effect the conversion hereof.

         (d)   PROTECTION AGAINST DILUTION.

                  (i) STOCK DIVIDEND, SPLIT OR COMBINATION. If at any time the Company shall (A) pay a dividend in shares of Common Stock, (B) subdivide any outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (D) issue, by reclassification of its shares of Common Stock, any shares of its capital stock, the amount and type of shares purchasable upon the exercise of this Note immediately prior thereto shall be adjusted thereafter, until further adjusted pursuant to this Section (d), so that the Holder shall be entitled to receive upon conversion of this Note that number and class or series of shares of Common Stock or other capital stock which such Holder would have owned or have been entitled to receive after the happening of such event had such Holder converted this Note immediately prior to the record date, in the case of any such dividend, or the effective date in the case of any such subdivision, combination, reclassification, or issuance. An adjustment made pursuant to this Section 2(d)(i) shall be made whenever any of such events shall occur, but shall become effective, retroactively after such record date or such effective date, as the case may be, as to any Principal Amount or under under this Note converted between such record date or effective date and the date of happening of any such event.

                  (ii)   BELOW MARKET VALUE ISSUANCES. In case the Company shall

                           (A) issue any options, warrants or other rights entitling the holder thereof to subscribe for or purchase shares of Common Stock or other securities of the Company convertible or exchangeable for Common Stock at a price per share which, when added to the amount of consideration received or receivable by the Company for such options, warrants or rights, is less than the then Conversion Price;

                           (B) issue or sell securities of the Company convertible into or exchangeable for Common Stock at a price per share which, when added to the amount of consideration received or receivable from the Company for such exchangeable or convertible securities, is less than the then Conversion Price; or

                           (C) issue or sell additional shares of its Common Stock for consideration representing less than the then Conversion Price,

         then the number of Conversion Shares issuable upon conversion of this Note shall be adjusted so that thereafter, until further adjusted, this Note shall entitle the Holder to convert into that number of shares of Common Stock determined by multiplying the number of shares purchasable hereunder by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of additional shares of Common Stock issuable upon exercise of such options, warrants or rights, or exchangeable or convertible securities, or the additional number of shares of Common Stock issued at such time, and (2) the denominator of which shall be the number of shares of Common Stock outstanding prior to such issuance plus the number of shares of Common Stock that either (i) the sum of (x) the aggregate exercise price of the total number of shares of Common Stock issuable upon exercise of such options, warrants, or rights or upon conversion or exchange of such convertible securities, and (y) the aggregate amount of consideration, if any, received or receivable by the Company for such options, warrants or rights or convertible or exchangeable securities, or (ii) the aggregate consideration received in connection with the sale of shares of its Common Stock for less than then Conversion Price, as the case may be, would purchase at the then Conversion Price.

                  Upon the expiration of any options, warrants or rights or securities exchangeable or convertible for Common Stock, if such expired securities have not been exercised, converted or exchanged for shares of Common Stock, the number of shares of Common Stock issuable upon conversion of this Note shall be readjusted to remove any adjustment attributable to such expired options, warrants or rights or exchangeable or convertible securities. The above notwithstanding, no such readjustment shall have the effect of decreasing the number of shares of Common Stock issuable upon conversion of this Note by an amount greater than the amount of the adjustment initially made in respect of the issuance, sale, or grant of such options, warrants, or rights or exchangeable or convertible securities. No further adjustment shall be required upon the exercise of any options, warrants or rights or exchangeable or convertible securities for which an adjustment has previously been made.

                  No adjustment under this Section 2(d)(ii) shall be required for any of the following occurrences:

                           (A) the issuance of shares of Common Stock pursuant to a transaction described in Section 2(d)(i) hereof;

                           (B) the issuance of shares of Common Stock issuable or issued to employees, consultants or directors of the Company pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors or a stock purchase agreement unanimously approved by the Company's Board of Directors;

                           (C) the issuance of shares of Common Stock in connection with a bona fide business acquisition of or by the Company that is approved by the Company's Board of Directors, whether by merger, consolidation, sale or contribution of assets, sale or exchange of stock or otherwise;

                           (D) the issuance of shares of Common Stock upon the exercise of warrants or other securities or rights issued pursuant to equipment lease financings or bank credit arrangements approved by the Company's Board of Directors; or

                           (E) the issuance of shares of Common Stock upon the exercise of warrants or other securities or rights to persons or entities with which the Company has business relationships, provided such issuances are for other than primarily equity financing purposes and provided further that such issuances are approved by the Company's Board of Directors.

                  (iii)   DIVIDENDS IN OTHER STOCK AND PROPERTY;
         RECLASSIFICATION. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of this Note) shall have received or become entitled to receive, without payment therefor,

                           (A) any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

                           (B) any cash paid or payable otherwise than as a cash dividend; or

                           (C) additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than an event for which adjustment is otherwise made pursuant to this Section 2(d), then and in each such case, the Holder hereof shall, upon the conversion of this Note, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (other than cash paid or payable as a cash dividend) which such Holder would hold on the date of such conversion had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such other shares of stock and other securities and property.

                  (iv) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the conversion of the Note) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of the Note. In any reorganization described above, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustments of the number of shares of Common Stock purchasable and receivable upon the conversion of this Note) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive.

                  (v) NOTICE OF ADJUSTMENT. Upon any adjustment pursuant to this Section 2(d), the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Note at the address of such Holder as shown on the books of the Company, and, in case of a Holder with an address of record outside of the United States, by facsimile, and confirmed in writing by first class air mail. The notice shall be signed by the Company's chief financial officer and shall state the nature of such adjustment, setting forth in reasonable detail the method of effecting the adjustment and the facts upon which such adjustment is based. If at any time in addition to any of the adjustments set forth in this Section 2(d), an increase in the number of authorized and unissued shares of Common Stock is required, the Company shall promptly provide to the Holder a certificate of the Secretary of the Company certifying that the requisite number of shares of Common Stock have been authorized to permit the conversion of the Note.

                  (vi)   OTHER NOTICES. If at any time:

                           (A) the Company shall declare any cash dividend upon its Common Stock;

                           (B) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

                           (C) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (D) there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

                           (E) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

                  then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Note at the address of such Holder as shown on the books of the Company, (a) at least thirty (30) days' prior written notice (by the method set forth above) of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least thirty (30) days' prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or conversion, as the case may be.

                  (vii) CERTAIN EVENTS. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 2(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder of the Note in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares issuable upon conversion of this Note or the application of such provisions, so as to protect such conversion rights as aforesaid. The adjustment shall be such as will give the Holder of the Note upon conversion for the same aggregate Conversion Price the total number, class and kind of shares as it would have owned had the Note been converted prior to the event and had it continued to hold such shares until after the event requiring adjustment.

         3.   PAYMENT OF THIS NOTE - PRINCIPAL AND INTEREST.

         (a) PAYMENT UPON MATURITY. All principal and interest that has not been converted into Common Stock pursuant to Section 2 above shall be due and payable on the second anniversary of this Note and, at any time thereafter, the Holder may proceed to collect such unconverted principal and accrued interest.

         (b) PAYMENT ON AN EVENT OF DEFAULT. If an Event of Default occurs and is continuing, then the Holder of this Note may, by written notice to the Company, declare this Note immediately due and payable and demand payment of all principal and interest that has not been converted into Common Stock pursuant to
Section 2 above, and, at any time thereafter, the Holder may proceed to collect such unconverted principal and accrued interest.

         (c) PREPAYMENT. The Company may prepay this Note at any time after six months after the date hereof; provided that, prior to on or before October 17, 2008, the Company shall give Holder at least 30 days' advance written notice, and after October 17, 2008, the Company shall give Holder at least 15 days' advance written notice, of the Company's intent to prepay and Holder shall have the right to convert all or any portion of this Note pursuant to Section 2(b) at any time during such 30-day or 15-day period, as applicable.

         4. EVENTS OF DEFAULT. The existence of any of the following conditions shall constitute an Event of Default:

         (a) Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

         (b) If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

         (c) If the Company breaches any of its representations, warranties, covenants or agreements set forth in the Investment Agreement and such breach shall not be cured within 15 days after written notice thereof shall have been given to the Company by the Holder.

         (d) One or more final judgments are entered against the Company involving aggregate unpaid liability not covered by insurance in excess of $1,000,000, and such amounts are not paid in full within 30 days.

         (e) Attachment or similar process of execution is levied against a material portion of the Company's assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

         (f) The Company is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) above) continues for more than 15 calendar days following notice to the Company by the Holder.

         5.   TRANSFER.

         (a) Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all applicable securities laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 10 herein, accompanied by an assignment duly executed by the Holder hereof.

         (b) This Note is, and each certificate representing Conversion Shares shall be, stamped or otherwise imprinted with a legend substantially in the form set forth on the first page hereof.

         6. LOSS OR MUTILATION OF NOTE. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

         7. HOLDER NOT SHAREHOLDER. This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

         8. WAIVERS. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

         9. TAXES. The issuance of certificates for shares of Common Stock upon the conversion of the Note shall be made without charge to the Holder of the Note for any issue tax (other than any applicable income taxes) in respect thereof; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Note being converted.

         10. NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:

         Flint Telecom Limited
                                    Carrick House
                                    49 Fitzwilliam Square
                                    Dublin 2
                                    Ireland
                                    Attn: Vincent Brown, Chief Executive Officer
                                    Facsimile No.:  [___________]

         with a copy to:            Paul, Hastings, Janofsky & Walker LLP
                                    600 Peachtree Street, NE, Suite 2400
                                    Atlanta, Georgia  30308-2222
                                    Attn:  Kevin Conboy
                                    Facsimile No.:  (404) 815-2424

if to the Company to:

                                    Semotus Solutions, Inc.
                                    Attn: Tony LaPine
                                    718 University Avenue, Suite 202
                                    Los Gatos, CA 95032
                                    Facsimile No.: (408) 904-7699

         Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

         11. HEADINGS. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

         12. APPLICABLE LAW AND JURISDICTION. The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws. Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Santa Clara County, California, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

         IN WITNESS WHEREOF, Semotus Solutions, Inc. has caused this Convertible Promissory Note to be signed in its name by the signature of its duly authorized representative.

SEMOTUS SOLUTIONS, INC.

/s/ Anthony LaPine
--------------------------------
By: Anthony LaPine
Its: Chairman